Exhibit 16.1

Lazar Levine & Felix LLP

350 Fifth Avenue

New York, NY 10118

December 27, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, Northwest
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K, dated December 27, 2004, of Industrial Enterprises of America, Inc. (formerly known as Advanced Bio/Chem, Inc.) and have the following comments:

1.	We agree with the statements made in (i) paragraph 1, (ii) paragraph 2 and (iii) paragraph 3.

2.	We have no basis on which to agree or disagree with the statement made in paragraph 4.

Yours truly,

/s/ Lazar Levine and Felix LLP

Lazar Levine and Felix LLP